Exhibit 10.13

OTTAWA SAVINGS BANK

SALARY CONTINUATION AGREEMENT

This SALARY CONTINUATION AGREEMENT (the “Agreement”) is adopted effective as of April 1, 2007, by and between OTTAWA SAVINGS BANK, a federally-chartered savings bank located in Ottawa, Illinois (the “Bank”) and PHILIP B. DEVERMANN (the “Executive”).

The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development, and future business success of the Bank. This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.

ARTICLE 1

DEFINITIONS

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

“Accrued Benefit” means the amount of liability that should be accrued by the Bank (i.e., determined without regard to whether such liability is actually accrued) under Generally Accepted Accounting Principles (“GAAP”), for the Bank’s obligation to the Executive under this Agreement, by applying Accounting Principles Board Opinion Number 12 (“APB 12”) as amended by Statement of Financial Accounting Standards Number 106 (“FAS 106”).

“Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive as determined pursuant to Article 4.

“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

“Board” means the Board of Directors of the Bank.

“Change in Control” means any of the following events:

(a) Merger: The Company merges into or consolidates with another entity, or merges another corporation into the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation;

(b) Acquisition of Significant Share Ownership: There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule l3G) required under Sections l3(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s voting securities, but this clause (b) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

(c) Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s Board of Directors; provided, however, that for purposes of this clause (c), each director who is first elected by the board (or first nominated by the board for election by the members) by a vote of at least two-thirds ( 2/ 3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

(d) Sale of Assets: The Company sells to a third party all or substantially all of its assets.

Notwithstanding anything in this Plan to the contrary, in no event shall the conversion of the Bank to the full stock holding company form of organization constitute a “Change in Control” for purposes of this Plan.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Ottawa Savings Bancorp, Inc., the holding company for the Bank.

“Disability” means the Executive’s (a) inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (b) receipt of disability benefits for a period of 3 months under an accident and health plan of the employer by reason of the participant’s medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

“Effective Date” means April 1, 2007.

“Normal Retirement Age” means the Executive attaining age sixty-five (65).

“Normal Retirement Date” means the date of the Executive’s Separation from Service for any reason other than Termination for Cause on or after attaining Normal Retirement Age.

“Plan Administrator” means the plan administrator described in Article 6.

“Plan Year” means each twelve-month period commencing on January 1st and ending on December 31st of each year. The initial Plan Year shall commence on the Effective Date of this Agreement and end on the following December 31st.

“Schedule A” means the schedule attached to this Agreement and made a part hereof. Schedule A may be updated as necessary upon a change in any of the benefits under Articles 2 or 3.

“Separation from Service” means the Executive’s termination of employment with the Bank due to the Executive’s death, Disability, retirement, or such other termination of employment. The Executive will not be deemed to have experienced a Separation from Service if he is on military leave, sick leave, or other bona fide leave of absence, to the extent such leave does not exceed a period of six (6) months or such longer period of time as is protected by statute or contract. Whether or not the Executive has experienced a Separation from Service is dependent upon the facts and circumstances; provided, however, that the Executive will not be deemed to have experienced a Separation from Service if he continues to provide significant services for the Bank. For purposes of the preceding sentence, the Executive will be considered to provide “significant services” if he provides continuing services that average at least twenty percent (20%) of the services he provided during the immediately preceding three (3) full calendar years of employment.

“Specified Employee” means, if the stock of the Company is publicly traded on an established securities market or otherwise, a key employee (as defined in Section 4l6(i)(1)(A)(i), (ii) or (iii) thereunder and disregarding Section 416(i)(5)), at any time ending on the last day of the Plan Year in which the Executive incurs a Separation from Service.

“Termination for Cause” shall mean the termination of the Executive’s employment by the Bank due to the Executive’s (a) personal dishonesty; (b) incompetence; (c) willful misconduct; (d) breach of fiduciary duty involving personal profit; (e) intentional failure to perform state duties; (f) willful violation of any law, rule or regulation (other than traffic violations or similar offenses); or (g) material breach by the Executive of any provision of this Agreement.

ARTICLE 2

DISTRIBUTIONS DURING LIFETIME

2.1 Normal Retirement Benefit. Upon Separation from Service for any reason other than Termination for Cause on or after Normal Retirement Age, or upon Separation from Service due to Disability prior to Normal Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is the amount set forth in Schedule A, attached hereto. The annual benefit shall be payable for a period of twenty (20) years following the Executive’s Normal Retirement Date or Separation from Service due to Disability prior to Normal Retirement Age. The annual benefit amount shall be subject to a simple cost of living adjustment (COLA) of three percent (3%) per year from the date benefits commence until the complete distribution of all benefit payments. If the Executive separates from service on a date following his Normal Retirement Age, his annual benefit shall equal the benefit list on Schedule A at his Normal Retirement Age increased annually, using the discount rate specified in Code Section 1274 (in-effect on the date of termination) with annual payments subject to the 3% COLA.

2.1.2 Distribution of Benefit. The Bank shall distribute the benefit under this Section 2.1 to the Executive in two hundred and forty (240) consecutive monthly installments, commencing on the first day of the month following Separation from Service or, in the event of Separation from Service due to Disability, commencing on the first day of the month following the Executive’s attainment of Normal Retirement Age. Alternatively, the Executive may elect, subject to the requirements of Section 409A of the Code and Section 2.6, to receive a lump sum payment that is actuarially equivalent to the Normal Retirement benefit amount described in Section 2.1.1 (calculated as of the date of Separation from Service and using the discount rate specified in Code Section 1274 in effect on the date of termination). Such payment shall be made to the Executive within sixty (60) days after his Separation from Service.

2.2 Early Retirement Benefit. Upon Separation from Service for any reason other than Termination for Cause or Disability prior to Normal Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Article.

2.2.1 Amount of Benefit. The annual benefit under this Section 2.2 is the Accrued Benefit as of the date of the Executive’s Separation from Service.

2.2.2 Distribution of Benefit. The Bank shall distribute the Accrued Benefit under this Section 2.2 to the Executive in a lump sum payment. Such payment shall be made to the Executive within sixty (60) days after his Separation from Service.

2.3 Change in Control Benefit. Upon the Executive’s Separation from Service (other than Termination for Cause) following a Change in Control, the Executive shall be entitled to the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

2.3.1 Amount of Benefit. The benefit under this Section 2.3 is the Normal Retirement Benefit amount described in Section 2.1.1.

2.3.2 Distribution of Benefit. The Bank shall distribute the benefit to the Executive in two hundred and forty (240) consecutive equal monthly installments commencing the first day of the month following the Executive’s attainment of Normal Retirement Age. Alternatively, the Executive may elect, subject to the requirements of Section 409A of the Code and Section 2.6, to receive a lump sum payment that is actuarially equivalent to the Normal Retirement benefit amount described in Section 2.1.1 (calculated as of the date of Separation from Service and using the discount rate specified in Code Section 1274 in effect on the date of termination). Such payment shall be made to the Executive within sixty (60) days after his Separation from Service.

2.4 Restriction on Timing of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at Separation from Service as determined by the Bank in accordance with Section 409A of the Code, benefit distributions made upon Separation from Service may not commence earlier than six (6) months after the date of such Separation from Service. Therefore, in the event this Section 2.4 is applicable to the Executive, any distribution which would otherwise be paid to the Executive within the first six months following Separation from Service shall be accumulated and paid to the Executive in a lump sum (together with interest thereon at the then-prevailing prime rate) on the first day of the seventh month following the Separation from Service. All subsequent distributions shall be paid in the manner specified under this Article 2 of the Plan with respect to the applicable benefit.

2.5 Distributions Upon Income Inclusion Under Section 409A of the Code. Upon the inclusion of any amount into the Executive’s income as a result of the failure of this Agreement to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the amount which the Bank has accrued with respect to the obligations described in this Article 2, a distribution shall be made as soon as is administratively practicable following the discovery of the compliance failure.

2.6 Change in Form or Timing of Distributions. For distributions of benefits under this Article 2, the Executive and the Bank may, subject to the terms of Section 8.1, amend the Agreement to delay the timing or change the form of distributions. Any such amendment:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the Regulations thereunder;

(b)	must be made at least twelve (12) months prior to the first scheduled distribution;

(c)	must delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(d)	must take effect not less than twelve (12) months after the amendment is made.

ARTICLE 3

DISTRIBUTION AT DEATH

3.1 Death While in Service. If the Executive dies while employed by the Bank, the Executive’s Beneficiary shall be entitled to a death benefit equal to the Accrued Benefit under this Agreement. The Bank shall distribute the Accrued Benefit to the Executive’s Beneficiary in a lump sum within sixty (60) days following the date of the Bank’s receipt of the Executive’s death certificate. The Accrued Benefit shall be distributed in lieu of the benefits described under Article 2.

3.2 Death During Distribution Period. If the-Executive dies after Separation from Service while entitled to or receiving benefit distributions under this Agreement, the Bank shall distribute to the Beneficiary the Executive’s remaining benefit in a lump sum within sixty (60) days following the date of the Bank’s receipt of the Executive’s death certificate. The lump sum benefit shall be distributed in lieu of the benefits described under Article 2.

ARTICLE 4

BENEFICIARIES

4.1 Beneficiary. The Executive shall have the right, at any time, to designate a Beneficiary to receive any benefit distributions under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other plan of the Bank in which the Executive participates.

4.2 Beneficiary Designation: Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent. The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.

4.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4 No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made to the personal representative of the Executive’s estate.

4.5 Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Executive’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

ARTICLE 5

GENERAL LIMITATIONS

5.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement following the Executive’s Termination for Cause.

ARTICLE 6

ADMINISTRATION OF AGREEMENT

6.1 Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint. The Plan Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to (a) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (b) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement to the extent the exercise of such discretion and authority does not conflict with Section 409A of the Code and the regulations thereunder.

6.2 Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

6.3 Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

6.4 Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

6.5 Provision of Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the Disability, death, or Separation from Service of the Executive and such other pertinent information as the Plan Administrator may reasonably require.

ARTICLE 7

CLAIMS AND REVIEW PROCEDURES

7.1 Claims Procedure. Any individual (“Claimant”) who has not received benefits under this Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

7.1.1 Initiation—Written Claim. The Claimant initiates a claim by submitting to the Bank a written claim for the benefits.

7.1.2 Timing of Bank Response. The Bank shall respond to such Claimant within ninety (90) days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional ninety (90) days by notifying the Claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

7.1.3 Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the Claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(a)	The specific reasons for the denial,

(b)	A reference to the specific provisions of this Agreement on which the denial is based,

(c)	A description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed,

(d)	An explanation of this Agreement’s review procedures and the time limits applicable to such procedures, and

(e)	A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.2 Review Procedure. If the Bank denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

7.2.1 Initiation—Written Request. To initiate the review, the Claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

7.2.2 Additional Submissions—Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

7.2.3 Considerations on Review. In considering the review, the Bank shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered the initial benefit determination:

7.2.4 Timing of Bank Response. The Bank shall respond in writing to such Claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the Claimant in writing, prior to the end the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

7.2.5 Notice of Decision. The Bank shall notify the Claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(a)	The specific reasons for the denial,

(b)	A reference to the specific provisions of this Agreement on which the denial is based,

(c)	A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits, and

(d)	A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

ARTICLE 8

AMENDMENTS AND TERMINATION

8.1 Amendments. This Agreement may be amended only by a written agreement signed by the Bank and the Executive. However, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its auditors or banking regulators or to comply with legislative or tax law, including, without limitation, Section 409A of the Code and any and all regulations and guidance promulgated thereunder.

8.2 Plan Termination Generally. This Agreement may be terminated only by a written agreement signed by the Bank and the Executive. However, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its auditors or banking regulators or to comply with legislative or tax law, including without limitation Section 409A of the Code and any and all regulations and guidance promulgated thereunder. The benefit shall be frozen as of the date the Agreement is terminated. Except as provided in Section 8.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

8.3 Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 8.2, if the Bank terminates this Agreement in the following circumstances:

(a) Within thirty (30) days before, or twelve (12) months after, a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank as described in Section 409A(2)(A)(v) of the Code, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Bank’s arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b) Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c) Upon the Bank’s termination of this and all other non-account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Bank does not adopt any new non-account balance plans for a minimum of five (5) years following the date of such termination;

the Bank may distribute the Accrued Benefit, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.

ARTICLE 9

MISCELLANEOUS

9.1 Binding Effect. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, administrators and transferees.

9.2 No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

9.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4 Tax Withholding and Reporting. The Bank shall withhold any taxes that are required to be withheld, including, but not limited to, taxes owed under Section 409A of the Code and regulations thereunder, from the benefits provided under this Agreement. The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies). Further, the Bank shall satisfy all applicable reporting requirements, including those under Section 409A of the Code and regulations thereunder.

9.5 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Illinois, except to the extent preempted by federal law.

9.6 Unfunded Arrangement. The Executive and the Beneficiary are general unsecured creditors of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life or other informal funding asset is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

9.7 Successors. This Agreement shall be binding upon each of the parties and shall also be binding upon the Employer’s successors and assigns.

9.8 Entire Agreement. This Agreement constitutes the entire agreement between the Bank, and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9 Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10 Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement, the Bank or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank, provided that such alternative acts do not violate Section 409A of the Code.

9.11 Heading. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

9.12 Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

9.13 Notice. Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the following address:

Ottawa Savings Bank

925 LaSalle Street

Ottawa, Illinois 61350

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered; or sent by mail, to the last known address of the Executive.

9.14 Compliance with Section 409A. This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations issued thereunder.

SIGNATURES

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Agreement as of the date first written above.

OTTAWA SAVINGS BANK

By	/s/ Gary L. Ocepek

EXECUTIVE

/s/ Philip B. Devermann
Philip B. Devermann

BENEFICIARY DESIGNATION FORM

(    ) New Designation

(    ) Change in Designation

I,                                         , designate the following as Beneficiary under the Agreement:

Primary:

Contingent:

Notes:

•	Please PRINT CLEARLY or TYPE the names of the beneficiaries.

•	To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

•	To name your estate as beneficiary, please write “Estate of [your name].”

•	Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.

I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Name:

Signature:	Date:

Received by the Plan Administrator this      day of                             , 200    .

By:

Title:

SCHEDULE A – Philip Devermann

Salary Continuation Agreement Benefit Summary

Ottawa Savings Bank

Year (1)	Normal Retirement Benefit
2007
2008
2009
2010
2011
2012
2013
2014
2015	$27,480
2016	$28,304
2017	$29,129
2018	$29,953
2019	$30,778
2020	$31,602
2021	$32,426
2022	$33,251
2023	$34,075
2024	$34,900
2025	$35,724
2026	$36,548
2027	$37,373
2028	$38,197
2029	$39,022
2030	$39,846
2031	$40,670
2032	$41,495
2033	$42,319
2034	$43,144
2035
2036
2037
2038
2039

TOTAL	$706,236

(1)     Note: The above schedule assumes the annual benefit commences at Normal Retirement Age. To the extent the benefit payout period extends beyond the last date shown because the Executive separates from service after Normal Retirement Age, the benefit will commence following separation from service and continue for twenty (20) years thereafter. The annual benefit amount after 2034 will continue to increase by 3% for each year following the Executive’s attainment of Normal Retirement Age.